Exhibit 4.1
DOBSON COMMUNICATIONS CORPORATION, as Issuer
and
BANK OF OKLAHOMA, NATIONAL ASSOCIATION, as Trustee

SUPPLEMENTAL INDENTURE
Dated as of November 15, 2007

1.50% Senior Convertible Debentures due 2025

Amending and Supplementing the Indenture
dated as of September 13, 2005
between Dobson Communications Corporation, as Issuer, and
Bank of Oklahoma, National Association, as Trustee

     SUPPLEMENTAL INDENTURE, dated as of November 15, 2007 (this “Supplemental Indenture”), between Dobson Communications Corporation, an Oklahoma corporation (the “Company”), and Bank of Oklahoma, National Association, as trustee (the “Trustee”). Unless otherwise specified herein, capitalized terms which are used but not otherwise defined in this Supplemental Indenture shall have the meanings ascribed to such terms in an Indenture, dated as of September 13, 2005 (the “Indenture”), between the Company and the Trustee, providing for the issuance of the 1.50% Senior Convertible Debentures due 2025 (the “Debentures”).
W I T N E S S E T H:
     WHEREAS, the Company has heretofore made, executed and delivered to the Trustee the Indenture;
     WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of June 29, 2007 (the “Merger Agreement”), among the Company, AT&T Inc., a Delaware corporation (“Parent”), and Alpine Merger Sub, Inc., an Oklahoma corporation and wholly-owned subsidiary of Parent (“Merger Sub”), on the date hereof, Merger Sub was merged with and into the Company, and the Company was the surviving corporation in such merger (the “Merger”), and each issued and outstanding “Company Share” other than “Excluded Company Shares” (as such terms are defined in the Merger Agreement) has been converted into the right to receive $13.00 in cash, less applicable tax withholdings;
     WHEREAS, Section 12.01 of the Indenture provides that the Company shall not merge with or into any other Person or Persons unless the due and punctual payment of the principal of, and premium, if any, and interest on all of the Debentures, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or satisfied by the Company are expressly assumed by a supplemental indenture reasonably satisfactory in form and substance to the Trustee;
     WHEREAS, the Indenture provides that the initial Conversion Rate is 97.0685 shares of Common Stock per $1,000 principal amount of the Debentures, subject to adjustments set forth in the Indenture;

     WHEREAS, pursuant to Section 15.04 of the Indenture, as a result of the Merger, the initial Conversion Rate of 97.0685 shares of Common Stock per $1,000 principal amount of the Debentures is increased by 7.7331 shares of Common Stock per $1,000 principal amount of the Debentures (the “Additional Shares”), resulting in an adjusted Conversion Rate of 104.8016 shares of Common Stock per $1,000 principal amount of the Debentures;
     WHEREAS, as a result of the Merger, a holder of 104.8016 shares of Common Stock (other than Excluded Company Shares, as defined in the Merger Agreement) is entitled to receive $1,362.42 in cash in exchange for such shares;
     WHEREAS, Section 15.06 of the Indenture provides that if the Company merges with or into another Person, as a result of which holders of Common Stock are entitled to receive cash with respect to or in exchange for such Common Stock, the Company or the successor shall execute with the Trustee a supplemental indenture providing that the Debentures shall, without the consent of any holders of Debentures, be convertible into the amount of cash that such holder would have been entitled to receive upon such merger had such Debentures been converted solely into Common Stock based upon the Applicable Conversion Rate immediately prior to such merger, assuming such holder of Common Stock received proportionally the amount of cash receivable upon such merger by all holders of Common Stock in the aggregate;
     WHEREAS, Section 15.06 of the Indenture also provides that any Additional Shares shall not be payable in shares of Common Stock, but shall represent a right to receive the aggregate amount of cash into which the Additional Shares would convert as a result of such merger;
     WHEREAS, Section 11.01 of the Indenture provides that the Company and the Trustee may enter into a supplemental indenture without the consent of the holders of Debentures to evidence the succession of another Person to the Company and the assumption by the successor Person of the covenants, agreements and obligations of the Company pursuant to Article 12;

     WHEREAS, the Company is executing and delivering to the Trustee this Supplemental Indenture in accordance with the provisions of Sections 12.01 and 15.06 of the Indenture; and
     WHEREAS, all acts and things necessary to make this Supplemental Indenture a valid, binding and legal agreement according to its terms have been done and performed, and the execution of this Supplemental Indenture has in all respects been duly authorized.
     NOW, THEREFORE, in consideration of the premises contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     Section 1. Effective as of the date hereof, the Company, as the surviving corporation in the Merger, hereby assumes the due and punctual payment of the principal of, and premium, if any, and interest on all of the Debentures, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or satisfied by the Company.
     Section 2. Upon the effective time of the Merger, all Debentures shall, without the consent of any holders of the Debentures, become convertible into the right to receive only $1,362.42 in cash per $1,000 principal amount of the Debentures in accordance with the terms of the Indenture, as amended and supplemented by this Supplemental Indenture.
     Section 3. The term Applicable Conversion Rate as used in the Indenture and this Supplemental Indenture shall mean 104.8016 shares of Common Stock per $1,000 principal amount of the Debentures for the period prior to the Fundamental Repurchase Date and 97.0685 shares of Common Stock per $1,000 principal amount of the Debentures after the Fundamental Change Repurchase Date.
     Section 4. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 5. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors under the Indenture and the holders of the Debentures, any benefit or any legal or equitable right, remedy or claim under the Indenture.
     Section 6. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
     Section 7. This Supplemental Indenture amends and supplements the Indenture and shall be a part and subject to all the terms thereof. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Debentures heretofore or hereafter authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby. Except as amended and supplemented hereby, the Indenture and all documents executed in connection therewith shall continue in full force and effect and shall remain enforceable and binding in accordance with their respective terms.
     Section 8. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
     Section 9. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purpose of this Supplemental Indenture.
     Section 10. All agreements of the Company in this Supplemental Indenture shall bind its successor. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.
     Section 11. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the Trust Indenture Act of 1939, as amended, the required provision shall control. Subject to the immediately preceding sentence, in the case of conflict between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.
     Section 12. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

DOBSON COMMUNICATIONS CORPORATION

By	/s/ Ronald L. Ripley
	Name:	Ronald L. Ripley
	Title:	Senior Vice President and General Counsel

BANK OF OKLAHOMA, NATIONAL ASSOCIATION
By	/s/ Rachel Redd-Singleton
	Name:	Rachel Redd-Singleton
	Title:	Vice President and Trust Officer